U.S. SECURITIES AND EXCHANGE COMMISSION
                                 WASHINGTON, D.C. 20549

                                      FORM 12b-25

                                NOTIFICATION OF LATE FILING

(Check One):

[ ] Form 10-K and Form 10-KSB [ ] Form 20-F [ ] Form 11-K
[X] Form 10-Q and Form 10-QSB [ ] Form N-SAR

For Period Ended: September 30, 2003

[  ]  Transition  Report  on  Form  10-K
[  ]  Transition  Report  on  Form  20-F
[  ]  Transition  Report  on  Form  11-K
[  ]  Transition  Report  on  Form  10-Q
[  ]  Transition  Report  on  Form  N-SAR

For the Transition Period Ended:

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I - REGISTRANT INFORMATION

                          WORLD AM COMMUNICATIONS, INC.
                            Full Name of Registrant

                                      NONE
                          Former Name if Applicable

                        1400 W. 122ND AVENUE, SUITE 104
        Address of Principal Executive Office (Street and Number)

                            WESTMINSTER, CO 80234
                           City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-
25(b), the following should be completed.  (Check box if appropriate)

     (a)  The reasons described in reasonable detail in
     Part III of this form could not be eliminated without unreasonable effort or expense.

X (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, Form 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

We were not able to complete the required report for this period on a timely basis without unreasonable effort and expense. We expect to file the required report within the allotted extension.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact to this notification

                          JAMES H. ALEXANDER
                               (Name)

                            303 452-0022
                     (Area Code) Telephone Number

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).

[X]  Yes  [  ]  No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

[ ]  Yes  [X]  No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                          WORLD AM COMMUNICATIONS, INC.
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 14, 2003

                                       WORLD AM COMMUNICATIONS, INC.


                                       By: /s/ James H. Alexander
                                       James H. Alexander, President
                                       and Chief Executive Officer